For Immediate Release

SHAREHOLDERS APPROVE PROCEPT AND PACIFIC PHARMACEUTICALS MERGER
-THREE INNOVATIVE TECHNOLOGIES IN HUMAN CLINICAL DEVELOPMENT-

Cambridge, MA, March 18, 1999 -- Procept, Inc. (Nasdaq SmallCap: PRCT) today announced that the shareholders of both Procept and Pacific Pharmaceuticals, Inc. have approved the proposed merger between the two companies, which was consummated on March 17, 1999. Pacific, by virtue of the merger, will become a wholly-owned subsidiary of Procept. The combined entity now has an expanded product portfolio with a focus on anti-infectives and oncology, including three novel drugs in Phase I and Phase I/II stages of human clinical trials, which may be candidates for accelerated regulatory approval.

"This merger represents significant progress for our new clinical development strategy," commented Mr. John F. Dee, President and Chief Executive Officer of Procept, Inc. "Pacific Pharmaceuticals brings two cancer compounds in human clinical trials to our drug development program. The merger will allow the company to leverage its collective resources to advance product development and improve the potential for securing corporate partnerships."

Terms of the Transaction

Under the terms of the agreement, 3,171,256 shares of Procept common stock will be issued to Pacific shareholders. Of this number of shares, 2,755,000 shares of Procept common stock represent approximately 0.11 share for each Pacific share of common stock and preferred stock on an "as converted" basis. Also, 416,256 additional shares of Procept common stock will be issued to the Pacific preferred shareholders in connection with certain contractual rights that they will receive which are similar to those received by investors in Procept's April 1998 private placement. Procept will also assume a contractual obligation in connection with a Pacific Pharmaceuticals subsidiary, BG Development Corp.
(BGDC) which, under certain circumstances, could result in Procept purchasing up to a net amount of approximately $6.5 million of outstanding BGDC preferred stock in June 2000 with cash or shares of Procept common stock at Procept's option.

Drug Development Pipeline

PRO 2000 Gel

PRO 2000 Gel is a vaginal, topical microbicide designed to provide protection against human immunodeficiency virus (HIV) infection and other sexually transmitted diseases (STDs). PRO 2000 Gel was recently shown to protect female monkeys from infection by an AIDS-causing virus. In earlier studies, PRO 2000 Gel protected mice from genital herpes simplex virus type 2 (HSV-2) infection. Laboratory studies have also shown that the product is active against Chlamydia trachomatis and Neisseria gonorrhea, two other important STD pathogens.

The promising monkey protection results support expanded human clinical evaluation of PRO 2000 Gel. Two Phase I clinical trials, completed in 1997, showed that daily intravaginal doses of 4% PRO 2000 Gel are safe and well tolerated in healthy, sexually abstinent women. One of these

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studies was supported by the British Medical Research Council (MRC). A larger study to evaluate the safety and acceptability of PRO 2000 Gel in healthy, sexually active women and in HIV-infected women is scheduled to begin shortly in the U. S. and South Africa, with support from the National Institute of Allergy and Infectious Diseases, a unit of the National Institutes of Health (NIH). Phase II safety studies are also under discussion with the MRC. Procept believes that safety data from these trials, coupled with the promising animal protection results, will make PRO 2000 Gel an attractive candidate for testing in a large, government-funded Phase III clinical trial designed to demonstrate safety and protective efficacy.

O6-Benzylguanine (BG)

BG is a biomodulator that may break down tumor resistance to a significant class of commonly used chemotherapeutic agents known as O6-alkylating agents. BG inactivates tumor AGT (O6 alkylguanine-DNA alkyltransferase), a tumor DNA repair protein, which interferes with the effectiveness of some alkylating agents. Human clinical data show that a correlation exists between low levels of AGT and responsiveness to some treatments. Preclinical animal data demonstrate that treatment with BG increased the anti-tumor activity of some alkylating agents. A Phase I clinical trial of BG in brain cancer patients has been completed at the Duke University Medical Center. This study established the dose of BG at which the levels of tumor AGT protein are depleted by more than 90%. BG is being studied in three other Phase I trials to determine the optimum dose of the O6 alkylating agent BCNU that can be combined with the previously determined effective dose of BG. The trials are being sponsored by the National Cancer Institute (NCI) of the NIH under a Cooperative Research and Development Agreement (CRADA) executed between the NCI and Pacific Pharmaceuticals. Following the completion of these trials, a Phase II development program will be conducted in accordance with the CRADA. The Company believes that BG has the potential to expand the indications for O6-alkylating agents to other cancers, such as colon, prostate, and breast, which are currently considered unresponsive to those cancer drugs.

Boronated Protoporphyrin Compound (BOPP)

The proprietary photodynamic therapy compound, BOPP, is currently in a Phase I study in brain cancer patients at the Royal Melbourne Hospital, Australia under a U.S. IND application filed with the FDA in March 1998. Photodynamic therapy
(PDT) is a platform technology which may be suitable for use in a variety of disorders including cancers, cardiovascular and gastrointestinal disorders, and pre-cancerous conditions such as Barrett's esophagus and cervical dysplasia. Light is used to activate a photosensitizing drug selective to tumor cells, resulting in tumor cell death. The Company believes that BOPP's apparent degree of selectivity to tumor cells and low light activation requirements are a significant competitive advantage and represent attractive properties for use in PDT technology.

Cancer Immunotherapy

The cancer immunotherapy program is based on a unique treatment designed to elicit an immune response against the cancer tumor. The treatment consists of the co-injection of an infrared absorbing dye and an immunoadjuvant directly into a tumor, followed by illumination with an infrared laser. Presentation of preclinical data at a pre-IND meeting with the FDA resulted in an

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accelerated timetable to enter Phase I/II efficacy clinical trials. Preclinical studies to date have demonstrated a prolonged immune response resulting in the clearance of metastatic tumor. Rechallenge of surviving animals with tumor has resulted in tumor rejection in 100% of the tested survivors.

This news release contains forward looking statements. There can be no assurances that Procept, Inc., will develop commercially viable products, will achieve strategic partnerships, or will complete clinical trials on a successful basis. The actual results could vary from those expected due to a variety of risks set forth from time to time in each of the companies' filings with the Securities and Exchange Commission, including Pacific Pharmaceuticals' Form 10-K for the year ended March 31, 1998 and Procept's Form 10-K/A for the year ended December 31, 1997. Procept undertakes no obligation to publicly release the results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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